UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Trico Marine Services, Inc.
(Name of Registrant as Specified In Its Charter)

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May 7, 2007

Dear Fellow Trico Stockholder,

You are being asked to elect three Directors at our Company’s June 12, 2007 Annual Meeting of Stockholders.  Trico’s Board of Directors urges you to elect our three nominees - Edward C. Hutcheson, Jr., Myles W. Scoggins and Per Staehr.  Messrs. Hutcheson, Scoggins and Staehr have extensive experience that is directly relevant and valuable to Trico.  They are integral members of our Board – appointed by equity holders in early 2005 - who have successfully developed and are guiding management’s execution of our strategy.   Whether or not you plan to attend the annual meeting, your Board urges you to vote FOR your Board’s nominees on the WHITE proxy card today.

Newcastle Partners, L.P., a hedge fund currently owning 10,000 shares of Trico stock, has proposed an alternate slate of nominees in opposition to your Board of Directors’ nominees.  All of its nominees are employees of Newcastle or its affiliates, and two of its nominees have never served on a board of any public company.  Newcastle has also proposed a strategy that, in the opinion of your Board, would seriously impair our ability to grow and maximize stockholder returns.  YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO REJECT NEWCASTLE’S NOMINEES AND NOT SIGN OR RETURN ANY BLUE PROXY CARD YOU MAY RECEIVE FROM THEM – EVEN AS A PROTEST VOTE.

TRICO’S BOARD IS EXPERIENCED

Your Board is comprised of highly regarded energy executives with over 130 years of collective experience in the oilfield service, international exploration and production, and offshore support vessel industries, along with broad business experience.  Each of your Directors contributes a unique perspective that is valuable to Trico, as highlighted by this year’s independent nominees:

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Edward C. Hutcheson, Jr. has over 30 years of experience as an executive or director building companies in a variety of industries.  He has 20 years of experience in the oilfield services sector, six of which were in senior management roles with a publicly traded petroleum services company.  He was also a co-founder and former CEO of Crown Castle International Corp., a publicly traded $10 billion market capitalization wireless communications infrastructure company.

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Myles W. Scoggins has 34 years of executive experience in international exploration and production at Mobil and ExxonMobil Corp.  During his tenure, he served as Executive Vice President of ExxonMobil Production and President of Mobil International Exploration & Production and Global Exploration, where he was responsible for operations in the North Sea, West Africa, Southeast Asia and the Middle East.  He is currently a director of Questar Corp., a publicly traded $8.5 billion natural gas-focused energy company.  Dr. Scoggins serves as President of the Colorado School of Mines, a leading research university specializing in engineering and applied sciences.

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Per Staehr has over 20 years of experience in the marine and offshore industry, primarily in the North Sea.  He founded and served as President of Maersk Contractors, a division of A.P. Moller – Maersk, a $24 billion market capitalization global organization with interests in energy, shipbuilding, shipping, retail and industry.  At Maersk Contractors, Mr. Staehr was responsible for managing offshore drilling and contracting operations worldwide.  He currently serves as Chairman of A2SEA A/S, the leading offshore wind turbine installation company.  Mr. Staehr is a Danish citizen currently living in the United Kingdom.

As you can see, these nominees bring to bear extensive experience in overseeing our continued growth and international expansion, our relationships with key customers, and the prudent investment of our capital.  I urge you to compare our nominees and their qualifications to those proffered by Newcastle.

TRICO HAS A CLEAR STRATEGY FOR FUTURE GROWTH

Our strategy is working and we are proud of the stockholder value delivered to date.  Over the past two years, we have nearly tripled the number of our vessels operating in West Africa, entered the market in Southeast Asia through a partnership with COSL, the leading offshore services company in China, and actively deployed or monetized our previously stacked fleet.   We are committed to rejuvenating and growing our fleet – a critical part of our strategy – and have earned and raised adequate financial resources to do so.

Your Board continuously reviews and refines our strategy with the help of independent professionals.  Over the past two years, we have been formally advised by Lazard, a leading investment bank, and also by a maritime industry consultant.

The success of our strategy is recognized by the stock market.  Since formation of the new Board in March 2005 and our emergence from bankruptcy, our stock price has increased 83%, outperforming our U.S.-listed peer group and the oilfield services index.  As of the date of this letter, our stock stands at an all time high.  We are optimistic about our future.

NEWCASTLE’S NOMINEES HAVE NO RELEVANT EXPERIENCE AND LITTLE “SKIN IN THE GAME”

Newcastle reports current ownership of 10,000 Trico shares and has been a stockholder for approximately six weeks.  When Newcastle submitted its nominations to us it owned only 1,000 shares.  It subsequently bought 35,000 shares on April 12, before the record date for our annual meeting, and sold 26,000 on April 30, after the record date.  Ask yourself, why would a stockholder that owns less than one-tenth of one percent of Trico sell most of its position and launch a proxy contest to put three people on Trico's board?

Newcastle makes assertions in its proxy filing that we believe underscore its lack of knowledge with respect to our industry and Company.  Newcastle proposes that Trico abandon its strategy and pursue one that, in the opinion of the Directors, jeopardizes our competitive position and fails to maximize total stockholder return in the pursuit of a short term payout.

Let me take this opportunity to respond to several of the points raised by Newcastle. First, I want to correct a rumor further perpetuated by Newcastle regarding an “attractive offer” for the sale of our North Sea assets.  The facts are that the Company received two highly conditional proposals to buy its North Sea fleet from a party with uncertain resources.  Our Board reviewed the proposals and unanimously rejected each as inadequate.  Not only was the price low but the substantial tax burden the sale would generate further diminished the value to stockholders.

We believe Newcastle also mischaracterizes the tax consequences of selling the Company piecemeal.  Our Board, consulting with its outside tax and financial advisors, has previously examined this idea and rejected it.  In our view, a sale of either the North Sea or Gulf of Mexico businesses would generate substantial taxes, and render us a smaller, less viable competitor, with the remaining parts of the Company less attractive as a public company investment.  In short, the Board determined that this strategy reduces stockholder value.

DO NOT BE MISLED BY NEWCASTLE

Newcastle’s nominees have offered:

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NO working knowledge of Trico, its business or our industry;

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NO apparent strategy to create value for all Trico stockholders beyond what we believe is an ill-advised plan for an immediate return of capital; and

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NO relevant public company Board experience, as only one of its nominees has ever been a public company director and he has never served on a public company Board within our industry.

YOUR VOTE IS NECESSARY TO PROTECT YOUR INVESTMENT.
SUPPORT YOUR BOARD’S NOMINEES.

The current Board and management team are committed to continuing to build stockholder value, and we believe we have done an exceptional job of building value in the last two years. We believe Newcastle’s interests are not aligned with yours, and we urge you to support our three highly qualified nominees by voting the enclosed WHITE PROXY CARD TODAY.  Please follow the instructions on the WHITE PROXY CARD to submit your proxy.  Re-electing the Company’s nominees will help drive the Company’s continued growth and future success for the benefit of all stockholders.

YOUR VOTE IS EXTREMELY IMPORTANT – NO MATTER HOW MANY OR

HOW FEW SHARES YOU OWN – VOTE THE WHITE PROXY CARD TODAY

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT MACKENZIE PARTNERS INC., THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (800) 322-2885 OR BY E−MAIL AT PROXY@MACKENZIEPARTNERS.COM.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

Joseph S. Compofelice

Chairman of the Board of Directors

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES: MacKenzie Partners TOLL FREE AT (800) 322-2885

In connection with the solicitation of proxies, on April 30, 2007 Trico filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2007 annual meeting of stockholders.  Trico stockholders are strongly advised to read these documents as they contain important information.  Stockholders may obtain Trico’s proxy statement, a WHITE proxy card and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov.  Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by writing to Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027.  In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.  Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Trico’s definitive proxy statement.  The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s proxy statement.